Exhibit 99.1

December 29, 2020

Re: End-of Year Shareholder Letter 2020

In many ways, 2020 has been a strange year. Ten months ago, we were all living life “normally.” In March, the pandemic cast its deep shadow across every aspect of our daily lives. The virus has dictated our personal and professional lives. Like many, INMB has adapted and I dare say thrived. We had many accomplishments this year. The highlights include:

•	INMB presented preliminary data from our Phase I trial using XPro1595 to tame neuroinflammation in patients with Alzheimer’s Disease (AD). These data, albeit preliminary, give us confidence that our strategy to target neuroinflammation as a cause of dementia is justified. With luck and hard work, we plan to start enrolling a Phase II trial during 2021.
•	Early in the COVID-19 pandemic, it became clear that the cytokine storm caused by COVID-19 was the cause of the symptoms that drive patients to seek medical attention. TNF is arguably the most important cytokine of the cytokine storm. Working closely with the FDA, we opened an IND for a Phase II trial to treat patients with respiratory compromise from COVID-19 infection. Although this is a blinded randomized trial that makes it impossible for us to see exactly what is happening, we believe Quellor is making a difference in both patients and the overburdened hospital system.
•	INMB entered a second new therapeutic arena – treatment resistant depression (TRD). TRD is a big problem with few solutions. INMB was awarded a $2.9M grant from the NIH to perform a biomarker directed Phase II study in patients with TRD. We believe we won the award because of a novel trial design that integrates biomarkers into patient selection and outcome measures. INMB remains a leader in the use of biomarkers in our CNS programs. As with the AD trial, we are using XPro1595 to target neuroinflammation. This will be a recurring theme in our CNS programs.
•	Our programs in oncology with INKmune and INB03, and in NASH with LIVNate have been delayed by the burden of COVID-19 on the hospital systems and its impact on clinical trials. We do not expect things to return to “normal” until this time next year.
•	Last but not least, we have matured as a public company allowing completion of a meaningful $25M financing mid-year. These funds provide more than a year of runway given current programs and should allow us to reach important clinical and corporate milestones.

2020 was eventful in ways that none of us anticipated at this time last year. INMB continues to make progress in these difficult times. We would not be here without shareholder support. We hope to make 2021 equally interesting. May all of you have a great holiday season. Stay safe, wear your mask, and please get vaccinated!

RJ Tesi MD	David Moss	Mark Lowdell PhD
CEO and Founder	CFO and Founder	CSO and Founder

www.inmunebio.com